AS FILED WITH THE COMMISSION ON SEPTEMBER 28, 2006 - REGISTRATION NO. 333-______
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   ----------

                           SHAMIR OPTICAL INDUSTRY LTD
             (Exact name of Registrant as specified in its charter)

            ISRAEL                                            NOT APPLICABLE
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                                 KIBBUTZ SHAMIR
                                  UPPER GALILEE
                                  12135 ISRAEL
              (Address of Registrant's principal executive offices)

            ISRAELI PLAN FOR THE ALLOTMENT OF SHARES/OPTIONS FOR 2003
                      STOCK OPTION GRANT DATED JUNE 5, 2000
                      2005 GENERAL SHARE AND INCENTIVE PLAN
                            (Full title of the plans)

                                SHAMIR USA, INC.
                           29800 AGOURA RD., SUITE 102
                          AGOURA HILLS, CA, 91301-2559
                                (+1) 818 889 6292
                       ATTENTION: SECRETARY AND TREASURER
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
            Perry Wildes                                  Gabriel Hake
            Gross, Kleinhendler, Hodak, Halevy,           M. Seligman & Co.
            Greenberg & Co.                               Levinstein Tower
            One Azrieli Center, Round Building            23 Menachem Begin Rd.
            Tel Aviv 67021, Israel                        Tel Aviv 66184, Israel

                         CALCULATION OF REGISTRATION FEE

 TITLE OF SECURITIES      AMOUNT TO BE          PROPOSED MAXIMUM             PROPOSED MAXIMUM            AMOUNT OF
   TO BE REGISTERED       REGISTERED(1)    OFFERING PRICE PER SECURITY   AGGREGATE OFFERING PRICE(7)   REGISTRATION FEE
----------------------- ------------------ ---------------------------- --------------------------- --------------------
Ordinary Shares (1)          167,226(2)           U.S. $    .002324(6)      U.S. $        389
                             167,105(3)           U.S. $   2.46             U.S. $    411,079
                             120,480(4)           U.S. $   9.96             U.S. $  1,199,981
                           1,391,862(5)           U.S. $  11.26             U.S. $ 15,672,366
                           ---------                                        -----------------
                           1,846,673                                        U.S. $ 17,283,815            U.S. $1,850
                                                                            =================


(1) This registration statement on Form S-8 (this "Registration Statement") covers an aggregate of 1,846,673 Ordinary shares of a nominal value of NIS
     0.01 each (the "Shares") of Shamir Optical Industry Ltd (the "Registrant") available for issuance under the Israeli Plan For The Allotment of Shares/Options For 2003 (the "2003 Plan"), stock option grant dated June 5, 2000, the 2005 General Share and Incentive Plan and certain other grants of options to purchase shares of the Registrant (the "2005 Plan", and together with the stock option grant dated June 5, 2000 and the "2003 Plan", the "Plans"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional Shares that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares.

(2) Represents an aggregate of 167,226 Shares available for issuance under the 2003 Plan pursuant to outstanding stock options with an exercise price per share of 0.01 New Israeli Shekels or $.002324 U.S. Dollars.

(3) Represents an aggregate of 167,105 Shares available for issuance under the 2003 Plan pursuant to outstanding stock options with an exercise price per share of $2.46 U.S. Dollars.

(4) Represents an aggregate of 120,480 Shares available for issuance following the grant on June 5, 2000, pursuant to outstanding stock options with an exercise price per share of $9.96 U.S. Dollars.

(5) Represents an aggregate of 1,391,862 Shares available for issuance pursuant to outstanding stock options with a weighted-average exercise price per share of $11.26 U.S. Dollars.

(6) Solely for purposes of calculating the filing fee, pursuant to Rule 457(h) of the Securities Act, the exercise price has been converted to U.S. Dollars using the exchange rate on September 27, 2006, as reported by the Bank of Israel.

(7) Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *


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* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated herein by reference into this Registration Statement:

     (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the Commission on June 28, 2006 (Commission File No. 000-51183);

     (b) The Registrant's Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on the following dates: February 6, February 22, February 28, May 16 and June 6 and August 16, 2006 (Commission File No. 000-51183); and

     (c) The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12(g) of the Exchange Act on March 8, 2005.

     In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not required.

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ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Companies Law of 1999 (the "Companies Law"), an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.

     An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such an authorization. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on or incurred by him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company's activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria. In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

     An Israeli company may, and our articles of association authorize us to, insure an office holder against the following liabilities incurred for acts performed as an office holder:

     o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care to the company or to a third party; and

     o a financial liability imposed on the office holder in favor of a third party.

     An Israeli company may not indemnify or insure an office holder against any of the following:

     o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

     o an act or omission committed with intent to derive illegal personal benefit; or

     o    a fine levied against the office holder.

     We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify, subject to certain restrictions, each of our directors and executive officers to the fullest extent permitted by law. The aggregate amount of indemnification under such agreements may not exceed 25% of the company's capital.

     We also maintain a general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     See attached Exhibit Index.

ITEM 9. UNDERTAKINGS.

          (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Upper Galilee, Israel on the 28th day of September, 2006.


                                           SHAMIR OPTICAL INDUSTRY LTD


                                           By: /s/ GIORA BEN-ZEEV
                                           ----------------------
                                           Giora Ben-Zeev
                                           President and Chief Executive Officer

            SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Shamir Optical Industry Ltd has signed this Registration Statement on this 28th of September, 2006.

                                           SHAMIR USA, INC.


                                           By: /s/ Giora Ben-Zeev
                                           ----------------------
                                           Giora Ben-Zeev
                                           Authorized Signatory

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints David Bar-Yosef and Yagen Moshe, and each of them, as such person's true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments and supplements, and registrations statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 28th day of September, 2006.

SIGNATURE                      TITLE
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/s/ GIORA BEN-ZEEV             President, Chief Executive Officer and Director
-------------------------
Giora Ben-Zeev

/s/ YAGEN MOSHE                Chief Financial Officer
-------------------------
Yagen Moshe

/s/ HADAR MERON                Corporate Controller
-------------------------
Hadar Meron

/s/ YAIR SHAMIR                Director and Chairman of the Board
-------------------------
Yair Shamir

/s/ UZI TZUR                   Director
-------------------------
Uzi Tzur

/s/ EFRAT COHEN                Director
-------------------------
Efrat Cohen

/s/ ORLY HAYARDENY FELNER      Director
-------------------------
Orly Hayardeny Felner

/s/ AMI SAMUELS                Director
-------------------------
Ami Samuels

/s/ AMOS NETZER                Director
-------------------------
Amos Netzer

/s/ ZEEV FELDMAN               Director
-------------------------
Zeev Feldman

/s/ JED ARKIN                  Director
-------------------------
Jed Arkin

                                  EXHIBIT INDEX

EXHIBIT NO.         DESCRIPTION OF DOCUMENT
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3.1*                Articles of Association of the Registrant, as amended.

4.1*                Specimen Stock Certificate

5.1* Opinion of M. Seligman & Co. as to the legality of the securities being registered.

23.1* Consent of Ernst & Young, as independent registered public accounting firm of the Registrant.

23.2*               Consent of M. Seligman & Co. (included in Exhibit 5.1)

24.1* Power of Attorney (included on the signature page of this Registration Statement).

99.1* Israeli Plan For The Allotment of Shares/Options For 2003 (English translation).

99.2*               Summary of Stock Option Grant dated June 5, 2000.

99.3*               2005 General Share and Incentive Plan.

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* Filed herewith.